Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of our report, dated March 8, 2019, with respect to the consolidated balance sheets of Reliant Bancorp, Inc. and subsidiaries, as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the three-year period ended December 31, 2018, which report is included in the Annual Report on Form 10-K of Reliant Bancorp, Inc. for the fiscal year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
January 21, 2020

1201 DEMONBREUN STREET ▪ SUITE 1220 ▪ NASHVILLE, TENNESSEE 37203-3140 ▪ (615) 252-6100 ▪ Fax ▪ (615) 252-6105
www.maggartpc.com